September 2010 Pricing Sheet dated September 28, 2010 relating to Preliminary Terms No. 537 dated September 27, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Index LASERSSM Based on the Value of the Dow Jones EURO STOXX 50® Index due October 6, 2011
Index LeAding StockmarkEt Return Securities
PRICING TERMS – SEPTEMBER 28, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,650,000
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS
Pricing date:	September 28, 2010
Original issue date:	September 30, 2010 (2 business days after the pricing date)
Maturity date:	October 6, 2011
Underlying index:	Dow Jones EURO STOXX 50® Index
Payment at maturity:	$10 + index return amount; subject to the maximum payment at maturity. This payment may be greater than, equal to or less than the stated principal amount.
Index return amount:
If the index closing value is greater than the downside threshold value on each index business day during the period from but excluding the pricing date to and including the valuation date, the index return amount will equal:
$10 x [the greater of (i) the index percent change and (ii) the fixed percentage]
If the index closing value is less than or equal to the downside threshold value on any index business day during the period from but excluding the pricing date to and including the valuation date, the index return amount will equal:
$10 x the index percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Fixed percentage:	10%
Maximum payment at maturity:	$12.00 per LASERS
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	2,774.62, which is the index closing value on the pricing date.
Final index value:	The index closing value on the valuation date
Downside threshold value:	2,080.965, which is 75% of the initial index value.
Valuation date:	October 3, 2011, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	61759G398
ISIN:	US61759G3983
Listing:	The LASERS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$10	$0.11425	$9.88575
Total	$3,650,000	$41,701.25	$3,608,298.75
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.11425 for each LASERS they sell.  Please see “Syndicate Information” on page 8 of the accompanying preliminary terms for further details.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for LASERS.

“Dow Jones EURO STOXX 50®” and “STOXX 50®” are registered trademarks of STOXX Limited and have been licensed for use by Morgan Stanley. The LASERS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the LASERS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 537 dated September 27, 2010
Prospectus Supplement for LASERS dated February 23, 2010
Prospectus dated December 23, 2008

The LASERS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.